Exhibit 99.1

Kroger Reports Record Third Quarter Earnings Per Share

ID Sales Up 3.2% Without Fuel
Company Raises Fiscal 2012 Adjusted EPS Guidance to $2.44 to $2.46

CINCINNATI, Ohio, November 29, 2012 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.60 per diluted share for the third quarter, which ended November 3, 2012. This includes a $0.14 per diluted share benefit from a settlement with Visa and MasterCard and from a reduction in the company’s obligation to fund the UFCW consolidated pension fund created in January.

Excluding the benefit of these two items, Kroger’s adjusted earnings per diluted share was a record $0.46 for the quarter. The company believes the adjusted earnings figure presents a more accurate year-over-year comparison of its financial results because the two items were not the result of our normal operations.

Identical supermarket sales growth, without fuel, was 3.2% in the third quarter. Other highlights of the quarter include:

•                  Achieved 36th consecutive quarter of positive identical supermarket sales

•                  Increased adjusted FIFO operating profit $29 million for the third quarter, including fuel, compared to last year and GAAP FIFO operating profit increased $144 million

•                  Improved tonnage — highest increase in unit movement since the second quarter of 2010

•                  Raised adjusted earnings per diluted share guidance for the fiscal year

“Kroger achieved our growth objectives for the quarter, including positive identical supermarket sales, operating profit growth and outstanding tonnage growth,” said David B. Dillon, Kroger’s chairman and chief executive officer. “This quarter illustrates that the strength of our core business positions Kroger to accelerate our earnings per share growth.”

Total sales, including fuel, increased 5.9% to $21.8 billion in the third quarter compared with $20.6 billion for the same period last year. Total sales, excluding fuel, increased 3.7% in the third quarter over the same period last year.

Net earnings for the third quarter totaled $316.5 million, or $0.60 per diluted share. Excluding the $0.14 per share benefit of the two items described above, Kroger’s adjusted net earnings for the third quarter totaled $242.4 million, or $0.46 per diluted share. The lower LIFO charge described below benefited this year’s third quarter by $0.02 per diluted share. Net earnings in the same period last year were $195.9 million, or $0.33 per diluted share.

Details of Third Quarter 2012 Results

FIFO gross margin was 20.35% of sales for the third quarter of fiscal 2012. Excluding retail fuel operations, FIFO gross margin decreased 25 basis points from the same period last year.

The company recorded a $15.5 million LIFO charge during the quarter compared to a $61.6 million LIFO charge in the same quarter last year. Excluding retail fuel sales, the LIFO charge decreased 28 basis points as a percentage of sales. Kroger reduced its LIFO charge estimate to $125 million for the year from its previous estimate of $150 million, due to lower than anticipated inflation expectations for the year.

Operating, general and administrative costs plus rent and depreciation, excluding retail fuel operations and the two adjustment items, declined 21 basis points as a percent of sales compared to the prior year.

Total third quarter FIFO operating profit, excluding the two adjustment items, increased approximately $29 million over the prior year. Excluding fuel and the two adjustment items, on a rolling four quarters basis, the company’s FIFO operating margin was 7 basis points lower compared to last year. Kroger expects to have a slightly higher FIFO operating margin rate, excluding fuel, for the full 2012 fiscal year, in line with our commitment to grow the rate slightly over time on a rolling four quarters basis.

Financial Strategy

Kroger’s strong financial position has allowed the company to return more than $1.7 billion to shareholders through share buybacks and dividends over the last four quarters. During the third quarter, Kroger repurchased 14.5 million common shares for a total investment of $333 million.

Capital expenditures, excluding acquisitions and purchases of leased facilities, totaled $473.5 million for the third quarter, compared to $497.0 million for the same period last year.

Kroger recently began reporting return on invested capital, or ROIC, results on a quarterly basis. ROIC in the third quarter was 13.3%, compared to 13.5% during the same period last year.

Net total debt was $8.7 billion, an increase of $1.0 billion from a year ago. On a rolling four quarters basis, Kroger’s net total debt to adjusted EBITDA ratio was 2.08 compared to 1.89 during the same period last year.

Fiscal 2012 Guidance

Kroger raised its diluted earnings per share guidance, excluding the two adjustment items, to $2.44 to $2.46 for the full year, up from the previous guidance range of $2.35 to $2.42. In the fourth quarter, the company expects identical supermarket sales growth between 3.0% and 3.5%, excluding fuel.

“Kroger’s proven Customer 1st Strategy continues to increase customer loyalty, identical supermarket sales and market share. With that foundation firmly in place, we are focused on deploying capital to further accelerate growth and improve ROIC.” Mr. Dillon said. “We are committed to delivering shareholder value through stronger earnings per share growth, higher dividends and stock buybacks.”

Kroger, one of the world’s largest retailers, employs more than 339,000 associates who serve customers in 2,422 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 790 convenience stores, 344 fine jewelry stores, 1,141 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 160 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects” and “guidance.” Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel and increase customer loyalty, the impact of fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and our ability to continue to create value for shareholders. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and sales also may be affected by adverse weather conditions or natural disasters, particularly to the extent that these disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation. Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs, and our ability to implement cost controls. Our FIFO operating margin, excluding fuel, will be affected by changes in product costs during the year, if our estimates of product cost changes or the timing of those changes prove incorrect, and if competitive or other factors cause our margins on product sold to fail to meet our objectives.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on November 29, 2012 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, November 29 through Thursday, December 13, 2012.

View 3rd Quarter 2012 Reports:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO EBITDA

NET EARNINGS PER DILUTED SHARE EXCLUDING THE UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT ADJUSTMENTS

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2012		2011		2012		2011

SALES	$21,807.0	100.00%	$20,594.3	100.00%	$72,598.2	100.00%	$68,968.6	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	17,383.6	79.72	16,358.9	79.43	57,757.3	79.56	54,538.7	79.08
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,306.1	15.16	3,317.4	16.11	11,160.6	15.37	11,005.8	15.96
RENT	140.6	0.64	140.8	0.68	471.2	0.65	475.0	0.69
DEPRECIATION AND AMORTIZATION	381.9	1.75	372.8	1.81	1,265.4	1.74	1,245.5	1.81

OPERATING PROFIT	594.8	2.73	404.4	1.96	1,943.7	2.68	1,703.6	2.47

INTEREST EXPENSE	103.0	0.47	99.1	0.48	349.8	0.48	334.4	0.48

NET EARNINGS BEFORE INCOME TAX EXPENSE	491.8	2.26	305.3	1.48	1,593.9	2.20	1,369.2	1.99

INCOME TAX EXPENSE	174.7	0.80	107.9	0.52	555.0	0.76	467.7	0.68

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	317.1	1.45	197.4	0.96	1,038.9	1.43	901.5	1.31

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	0.6	—	1.5	0.01	4.0	0.01	(7.5)	(0.01)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$316.5	1.45%	$195.9	0.95%	$1,034.9	1.43%	$909.0	1.32%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.61		$0.33		$1.90		$1.51

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	518.2		582.7		539.2		597.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.60		$0.33		$1.89		$1.50

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	521.5		585.9		542.5		600.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)                                 Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                 LIFO charges of $15.5 and $61.6 were recorded in the third quarters of 2012 and 2011, respectively.  For the year to date period, LIFO charges of $96.2 and $142.3 were recorded for 2012 and 2011, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 3,	November 5,
	2012	2011

ASSETS
Current Assets
Cash	$269.1	$207.6
Temporary cash investments	165.9	8.2
Deposits in-transit	920.0	879.4
Receivables	1,039.1	876.7
Inventories	5,550.0	5,507.3
Prepaid and other current assets	333.1	344.1

Total current assets	8,277.2	7,823.3

Property, plant and equipment, net	14,690.1	14,450.5
Goodwill	1,163.6	1,137.9
Other assets	527.5	548.6

Total Assets	$24,658.4	$23,960.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,079.3	$1,261.7
Trade accounts payable	4,824.8	4,654.3
Accrued salaries and wages	905.6	956.4
Deferred income taxes	189.8	214.7
Other current liabilities	2,547.9	2,401.5

Total current liabilities	10,547.4	9,488.6

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,772.9	6,396.2
Adjustment to reflect fair-value interest rate hedges	7.4	31.9
Long-term debt including obligations under capital leases and financing obligations	6,780.3	6,428.1

Deferred income taxes	770.9	1,065.6
Pension and postretirement benefit obligations	1,380.2	930.2
Other long-term liabilities	1,416.9	1,148.8

Total Liabilities	20,895.7	19,061.3

Shareowners’ equity	3,762.7	4,899.0

Total Liabilities and Shareowners’ Equity	$24,658.4	$23,960.3

Total common shares outstanding at end of period	513.8	571.6
Total diluted shares year-to-date	542.5	600.7

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,038.9	$901.5
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,265.4	1,245.5
LIFO charge	96.2	142.3
Stock-based employee compensation	61.1	62.4
Expense for Company-sponsored pension plans	68.1	54.0
Asset impairment charges	9.7	29.5
Deferred income taxes	130.4	313.5
Other	23.1	24.5
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(133.7)	(213.3)
Receivables	(131.4)	20.8
Inventories	(531.1)	(680.9)
Prepaid expenses	(31.5)	(22.4)
Trade accounts payable	379.9	452.3
Accrued expenses	62.5	240.3
Income taxes receivable and payable	115.1	(110.9)
Contribution to Company-sponsored pension plan	(37.0)	(51.7)
Other	(117.3)	3.1

Net cash provided by operating activities	2,268.4	2,410.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(1,470.5)	(1,405.1)
Payments for acquisitions	(12.3)	(51.0)
Proceeds from sale of assets	23.4	42.6
Other	(28.0)	(5.6)

Net cash used by investing activities	(1,487.4)	(1,419.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	3.7	1.7
Proceeds from issuance of long-term debt	849.5	2.7
Payments on long-term debt	(921.0)	(541.9)
Net borrowings on commercial paper/credit facility	743.7	330.0
Dividends paid	(188.8)	(191.4)
Excess tax benefits on stock-based awards	4.8	6.1
Proceeds from issuance of capital stock	71.5	92.7
Treasury stock purchases	(1,203.6)	(1,274.1)
Increase (decrease) in book overdrafts	115.0	(25.1)
Other	(8.3)	(0.9)

Net cash used by financing activities	(533.5)	(1,600.2)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	247.5	(608.8)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	187.5	824.6
END OF QUARTER	$435.0	$215.8

Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,470.5)	$(1,405.1)
Changes in construction-in-progress payables	(11.2)	(123.7)
Total capital expenditures	$(1,481.7)	$(1,528.8)

Disclosure of cash flow information:
Cash paid during the year for interest	$320.2	$338.8
Cash paid during the year for income taxes	$333.9	$295.4

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2012	2011	2012	2011

INCLUDING FUEL CENTERS	$19,456.9	$18,497.4	$65,000.5	$62,002.2
EXCLUDING FUEL CENTERS	$16,056.8	$15,555.3	$53,978.3	$52,039.3

INCLUDING FUEL CENTERS	5.2%	9.4%	4.8%	9.9%
EXCLUDING FUEL CENTERS	3.2%	5.0%	3.7%	4.9%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  The items below are a primary component of determining compliance with the financial covenants under the Company’s credit facility and management believes that they are an important measure of access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2012 to the balance in the third quarter of 2011.

	November 3,	November 5,
	2012	2011	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,079.3	$1,261.7	$817.6
Face-value of long-term debt including obligations under capital leases and financing obligations	6,772.9	6,396.2	376.7
Adjustment to reflect fair-value interest rate hedges	7.4	31.9	(24.5)

Total debt	$8,859.6	$7,689.8	$1,169.8

Less: Temporary cash investments	165.9	8.2	157.7

Net total debt	$8,693.7	$7,681.6	$1,012.1

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to EBITDA, as defined in the Company’s credit agreement (“EBITDA”), on a rolling four quarters basis.

	Rolling Four Quarters Ended
	November 3,	November 5,
	2012	2011

Net earnings attributable to The Kroger Co.	$728.0	$1,187.8
LIFO	169.6	161.1
Goodwill impairment charge	—	18.6
Depreciation and amortization	1,657.7	1,632.3
Interest expense	450.3	444.6
Income tax expense	334.7	632.8
UFCW pension plan consolidation charge	952.6	—
UFCW consolidated pension plan liability and credit card settlement adjustments	(114.9)	—
Other	(4.7)	(3.8)

EBITDA	$4,173.3	$4,073.4

Net total debt to adjusted EBITDA ratio	2.08	1.89

Table 6. Net Earnings Per Diluted Share Excluding the UFCW Consolidated Pension Plan Liability

and Credit Card Settlement Adjustments

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  These items include a reduction to the Company’s UFCW consolidated pension plan liability and the receipt of a credit card litigation settlement payment.

	THIRD QUARTER	YEAR-TO-DATE
	2012	2012

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$316.5	$1,034.9

AFTER-TAX UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT ADJUSTMENTS (a)	(74.1)	(74.1)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT ADJUSTMENTS	$242.4	$960.8

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.60	$1.89

NET EARNINGS PER DILUTED COMMON SHARE EFFECT DUE TO THE UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT ADJUSTMENTS	(0.14)	(0.13)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE UFCW CONSOLIDATED PENSION PLAN LIABILTY AND CREDIT CARD SETTLEMENT ADJUSTMENTS	$0.46	$1.76

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	521.5	542.5

(a)         For the third quarter and the year-to-date period of 2012, the pre-tax UFCW consolidated pension plan liability and credit card settlement adjustments were $114.9.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness of deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a reconciliation of return on invested capital for the rolling four quarters ended November 3, 2012 and November 5, 2011.

	Rolling Four Quarters Ended
	November 3,	November 5,
	2012	2011
Return on Invested Capital
Numerator (a)
Operating profit	$1,518.5	$2,262.6
LIFO charge	169.6	161.1
Depreciation and amortization	1,657.7	1,632.2
Rent	615.3	616.9
Goodwill impairment charge	—	18.6
UFCW pension plan consolidation charge	952.6	—
UFCW consolidated pension plan liability and credit card settlement adjustments	(114.9)	—

Adjusted operating income	$4,798.8	$4,691.4

Denominator (b)
Average total assets	$24,309.3	$23,857.6
Average taxes receivable (c)	(26.5)	(31.9)
Average LIFO reserve (d)	1,054.5	889.2
Average accumulated depreciation and amortization	13,851.9	12,857.6
Average trade accounts payable	(4,739.5)	(4,416.4)
Average accrued salaries and wages	(931.0)	(896.5)
Average other current liabilities (e)	(2,436.1)	(2,364.4)
Rent * 8	4,922.4	4,935.2

Average invested capital	$36,005.0	$34,830.4

Return on Invested Capital	13.3%	13.5%

(a)         Represents results for the rolling four quarters ended for the periods noted.

(b)         Represents the average of amounts at beginning and end of four quarter period presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.